Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of March 3, 2015, between COEUR MINING, INC., a Delaware corporation (“Parent”), HOLLYWOOD MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”), and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo”).

RECITALS

WHEREAS, reference is made to the Agreement and Plan of Merger, dated December 16, 2014, among Parent, Merger Sub, the Company and SpinCo (the “Merger Agreement”; terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement);

WHEREAS, pursuant to Section 7.5 of the Merger Agreement, this Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time;

WHEREAS, the Effective Time has not yet occurred;

WHEREAS, the parties desire to make certain amendments to the Merger Agreement as described in this Amendment;

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, the Company and SpinCo hereby agree as follows:

AGREEMENT

SECTION 1.1           Amendment to Section 6.2. Section 6.2(f) of the Merger Agreement is hereby replaced in its entirety by the following:

“(f) Tax Opinion. Parent shall have received two written tax opinions of Gibson, Dunn & Crutcher LLP, tax counsel to Parent (or such other nationally recognized tax counsel reasonably satisfactory to Parent), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of Parent and the Company, in each case, in form and substance reasonably satisfactory to such counsel.”

SECTION 1.2           Amendment to Section 6.3. Section 6.3(e) of the Merger Agreement is hereby replaced in its entirety by the following:

“(e) Tax Opinion. The Company shall have received two written tax opinions of LeClairRyan, A Professional Corporation, tax counsel to the Company (or such other nationally recognized tax counsel reasonably satisfactory to the Company), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of the Company and Parent, in each case, in form and substance reasonably satisfactory to such counsel.”

SECTION 1.3           Amendment to Section 5.8. Section 5.8 of the Merger Agreement is hereby amended by adding the following as a new paragraph (g):

“(g) Parent, Merger Sub, and the Company hereby agree that they shall treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.”

SECTION 1.4           Amendment to Exhibit A. Section 1 of Exhibit A to the Merger Agreement (Form of Promissory Note) is hereby replaced in its entirety by the following:

“1. Maturity. The principal of this Note, together with accrued interest and any fees, expenses or other amounts payable under this Note, shall be due and payable in full on the five-year anniversary of the date hereof (the “Maturity Date”); provided, however, that earlier repayment in full of this Note may be required upon or after the occurrence of an Event of Default as provided in Sections 6 and 7. Notwithstanding anything to the contrary in this Note (if anything), this Note shall be pre-payable in whole or in part from time to time or at any time at the option of the Borrower.”

SECTION 1.5           No Other Changes. Except as set forth above in Sections 1.1 through 1.4, all other terms and conditions of the Merger Agreement shall remain in full force and effect, and are not modified hereby in any respect.

SECTION 1.6           Entire Agreement. This Amendment constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

SECTION 1.7           Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

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SECTION 1.8           Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 1.9           Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Amendment by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARAMOUNT GOLD AND SILVER CORP.,

By:	/s/ Christopher Crupi
Name: Christopher Crupi
Title: President and Chief Executive Officer

PARAMOUNT NEVADA GOLD CORP.,

By:	/s/ Christopher Crupi
Name: Christopher Crupi
Title: President and Chief Executive Officer

COEUR MINING, INC.,

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President and Chief Executive Officer

HOLLYWOOD MERGER SUB, INC.,

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President and Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]